SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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AMERICAN SOUTHWEST MUSIC DISTRIBUTION, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Commission File Number: 000-31032

DELAWARE	52-52190362
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

8721 Sunset Blvd., Penthouse 7, Hollywood, California 90069

 (Address of principal executive offices, including zip code)

(310) 659-8770
(Issuer's telephone number, including area code)

2006 EQUITY COMPENSATION PLAN

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     (Full Title of the Plan)

DAVID MICHERY

 President/Chief Executive Officer

American Southwest Music Distribution, Inc.

8721 Sunset Blvd., Penthouse 7

Los Angeles, CA 90069

(310) 659-8770

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(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Proposed Maximum Amount of Registration Fee

Common stock , No. par value	10,000,000	$0.88	$8,800,000	$941.60

(1)

Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of such plan.

(2)

Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on October 27, 2006 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the note to Part I of Form S-8.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the SEC by American Southwest Music Distribution, Inc. ("Registrant"), pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this registration statement:

(a)

Annual Report on Form 10-KSB, and its amendment, for the fiscal year ended April 30, 2006, as amended; and

(b)

Quarterly Report on Form 10-QSB for the quarter ended July 31, 2006, as amended.

All documents the registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

The common stock is registered pursuant to Section 12(g) of the Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel

Marcus Sanders shall advise on the validity of the securities that may be offered under Registrant’s 2006 Equity Compensation Plan Award Plan.  From October 1, 2004, Mr. Sanders served as a Director for Registrant’s predecessor GL Energy and Exploration, Inc., until his resignation on May 2, 2005.  From March 13, 2006, Mr. Sanders served as Chief Operating Officer and General Counsel for Registrant’s predecessor GL Energy and Exploration, Inc., until his resignation June 30, 2006.  Mr. Sanders does not own any shares of Registrant’s stock nor does he hold any other interest in Registrant.

Item 6. Indemnification of Directors and Officers

The Registrant’s Bylaws Article VI permits indemnification of the Registrant’s directors, officers, employees or agents to the fullest extent permitted by Delaware Law.   Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation,  partnership, joint  venture,  trust,  or  other  enterprise,  against  expenses  (including attorneys' fees), judgments,  fines, and amounts paid in settlement actually and reasonably  incurred by such person in  connection  with such action, suit, or proceeding  if such  person  acted in good  faith  and in a manner such person reasonably  believed  to be in or not  opposed  to  the  best  interests  of the corporation,  and with  respect to any  criminal  action or  proceeding,  had no reasonable  cause to  believe  that such  person's  conduct  was  unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses  (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best  interests  of the  corporation,  except  that  indemnification  is not permitted in respect of any claim,  issue,  or matter as to which such person is adjudged to be liable to the corporation  unless and only to the extent that the Court of Chancery or the  court  in  which  such  action  or suit was  brought determines upon application  that,  despite the adjudication of liability but in view of all the  circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

•

that a Delaware  corporation is required to indemnify a director, officer,  employee,  or agent  against  expenses  (including attorneys' fees) actually and reasonably  incurred by such person in connection with any action,  suit, or proceeding or in defense of any claim,  issue,  or matter  therein as to which such person has been successful on the merits or otherwise;

•

that  indemnification  provided  for by Section  145 shall not be deemed  exclusive  of any other  rights to which the  indemnified party may be entitled;

•

that  indemnification  provided for by Section 145 shall, unless otherwise provided when authorized or ratified,  continue as to a person who has ceased to be a  director,  officer,  employee,  or agent and shall  inure to the  benefit  of such  person's  heirs, executors, and administrators; and

•

that a Delaware  corporation may purchase and maintain  insurance on behalf of its directors or officers against any such liability asserted  against them as directors or officers or arising out of their  status  as  directors  or  officers  whether  or  not  the corporation  would  have the  power  to  indemnify them against liability under Section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

•

by  the  board  of  directors  by a  majority  vote  of a  quorum consisting of directors who were not party to such action,  suit, or proceeding;

•

if such a quorum is not  obtainable,  or, even if  obtainable,  a quorum of  disinterested  directors  so directs,  by  independent legal counsel in a written opinion; or

•

by the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit No.

Description

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4.1

2006 Equity Compensation Plan

5.1

Opinion of Marcus Sanders

23.1

Consent of KBL, LLC, Certified Public Accountants

23.2

Consent of Marcus Sanders (included in Exhibit 5.1)

Item 9.  Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned  Registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as  indemnification  for  liabilities  arising under the Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the Registrant  has been  advised  that in the  opinion of the  Securities  and Exchange Commission such  indemnification is against public policy as expressed in the Act and is,  therefore, unenforceable.  In the event that a claim for indemnification against such liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question  whether such  indemnification by it is against public policy as expressed  in the Act and will be  governed  by the final adjudication  of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on this 2nd day of November, 2006.

American Southwest Music Distribution, Inc.

By:  /s/ David Michery

David Michery, President/Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

Description

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4.1

2006 Equity Compensation Plan

5.1

Opinion of Marcus Sanders

23.1

Consent of KBL, LLC, Certified Public Accountants

23.2

Consent of Marcus Sanders (included in Exhibit 5.1)

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(1)

Filed herewith.